Exhibit 99.6

CH Auto Inc.

6F, Building C

Shunke Building
Shunyi District, Beijing

People’s Republic of China
Tel: (86)-010-8140-6666

March 3, 2023

Re:	CH Auto Inc. – Registration Statement on Form F-4
Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

CH Auto Inc., a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4 (the “Registration Statement”) relating to the business combination transactions contemplated by the Agreement and Plan of Merger dated April 30, 2022, as amended, by and among the Company, Mountain Crest Acquisition Corp. IV, Ch-Auto Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company, and CH-AUTO Technology Corporation Ltd., a company organized under the laws of the People’s Republic of China (“CH-AUTO Tech”).

The Company has included in the Registration Statement the audited consolidated financial statements as of December 31, 2020 and 2021 and for each of the two years ended December 31, 2020 and 2021, and the unaudited condensed consolidated financial statements as of June 30, 2022 and for each of the six-month periods ended June 30, 2021 and 2022 for CH-AUTO Tech. The Company has also included in the Registration Statement the audited consolidated financial statements as of April 30, 2022 and for the period from January 25, 2022 (inception) through April 30, 2022, and the unaudited financial statements as of June 30, 2022 and for the period from January 25, 2022 (inception) through June 30, 2022 for CH Auto Inc..

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. The Company and CH-AUTO Tech are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statemen.

2. Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and CH-AUTO Tech.

3. The Company does not anticipate that CH-AUTO Tech’s audited financial statements for the year ended December 31, 2022 will be available until late March 2023.

4. At the time the Registration Statement is declared effective, the Registration Statement will have audited financial statements of the Company and CH-AUTO Tech not older than fifteen months.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

CH Auto Inc.

By:	/s/ Qun Lu
Name:	Qun Lu
Title:	Chairman of the Board of Directors and Chief Executive Officer